Exhibit 10.4

CANCELLATION OF DEBT AGREEMENT

THIS CANCELLATION OF DEBT AGREEMENT (the “Agreement”) is as of April 20, 2023, by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (“Investor”), to be effective as of the closing of the Offering (as defined below). The Company and the Investor may also each be referred to herein, individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company and Investor previously entered into a (1) Securities Purchase Agreement dated May 20, 2021 (as amended, the “SPA”), and (2) the Registration Rights Agreement dated May 20, 2021 (the “2021 RRA”), in connection with the acquisition and issuance of 20,000 shares of Series A Preferred Stock (“Series A Preferred Stock”), and the parties desire to amend the 2021 RRA to include additional shares of Series A Preferred Stock which are contemplated to be acquired by Investor in the form attached as Exhibit A (“Amendment to RRA”).

WHEREAS, the Company and Investor previously entered into Secured Note Purchase Agreement dated November 22, 2022, as amended on April 10, 2023, by and between the Parties (the “Note Purchase Agreement”) pursuant to which the Company issued the following secured promissory notes to the Investor: the first note in an aggregate principal amount of $350,000 dated November 28, 2022; the second note in an aggregate principal amount of $1,666,640 dated November 28, 2022; the third note in an aggregate principal amount of $650,000 dated December 30, 2022; and the fourth note in an aggregate principal amount of $350,000 dated April 11, 2023 (collectively, the “Notes”), and also entered into the Security Agreement dated November 23, 2022, as amended (“Security Agreement”).

WHEREAS, the Company owes the Investor $264,534.68 for payment relating to the alternative conversion floor amount in connection with conversion of shares of Series A Preferred Stock on December 9, 2022 (“Alternative Conversion Amount”).

WHEREAS, the Company is conducting a public offering of its common stock, pre-funded warrants, and common stock purchase warrants pursuant to an effective registration statement filed by the Company on Form S-1 (the “Offering”), and it is contemplated to close on or about April 21, 2023 (the “Closing”)

WHEREAS, the Parties desire that all of the Company’s outstanding indebtedness under the Notes and Alternative Conversion Amount be paid in full and any and all obligations in connection therewith extinguished without any additional further action on the part of Investor (“Indebtedness”) upon payment of $3,347,583.38 in cash from a portion of the proceeds from the Offering.

WHEREAS, the Investor beneficially owns 1,550 shares of Series A Preferred Stock (the “Redemption Shares”) which was acquired on December 20, 2021 in connection with the SPA, and the Parties desire that the Redemption Shares be redeemed in full for a purchase price of $1,652,416.62 (the :Redemption Purchase Price”) to be paid in cash at the Closing from the portion of the proceeds from the Offering, which Redemption Shares being automatically cancelled on the books and records of the Company upon payment of Redemption Purchase Price.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

Section 1. Closing. The Parties hereby agree that subject to the occurrence of the Closing, concurrent with the Closing, the Company will deliver payment of $5,000,000 (“Payment”) from a portion of the proceeds of the Offering, which will constitute (1) full payment and satisfaction of any and all indebtedness and obligations owed by the Company to the Investor under the Notes, the Alternative Conversion Amount (collectively, “Indebtedness”), and (2) full payment for the redemption of the Redemption Shares. Concurrent with the delivery of this Agreement, the Parties agree to execute and deliver the Amendment to RRA.

Section 2. Cancellation of Redemption Shares. At the Closing, upon delivery of the Payment, the Redemption Shares shall be automatically cancelled on the books and records of the Company with no further action required on the part of the Investor.

Section 3. Cancellation of Indebtedness. At the Closing, upon delivery of payment the Payment, all Indebtedness owed by Company to the Investor in connection with the Notes, the Note Purchase Agreement and the Alternative Conversion Amount shall be extinguished with no further action required on the part of the Investor.

Section 4. Termination of Note Purchase Agreement and the Security Agreement. Upon delivery of the Debt Payment, the Note Purchase and Security Agreement shall be terminated, and all Notes shall be cancelled.

Section 5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company that:

5.1 Ownership of the Securities. The Investor is the legal and beneficial owner of the Notes and the Redemption Shares. The Investor owns the Redemption Shares outright and free and clear of any options, contracts, agreements, liens, security interests, or other encumbrances.

5.2 Obligations. The Investor is the holder of all of the Indebtedness and there will be no other obligations owed to it in connection with the Indebtedness upon receipt of the Payment.

Section 6. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties hereto with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any purchasers of the Exchange Shares. The Investor may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be the Investor hereunder with respect to such assigned rights.

Section 8. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 9. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

Section 13. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 14. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Allarity Therapeutics, Inc.

By:	/s/ Joan Brown
Joan Brown, Chief Financial Officer

3i, LP

By:	/s/ Maier J. Tarlow
Maier J. Tarlow, General Partner

Exhibit A

Amendment to Registration Rights Agreement